CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS BEEN OMITTED
AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED
PORTIONS.

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT ("Agreement") is made this 24th day of January, 2008, by and between PURPLE BEVERAGE COMPANY INC, a Nevada corporation d/b/a Purple Beverage (hereinafter called "Supplier" or the "Company") whose address is 450 East Las Olas Boulevard, Suite 830, Ft. Lauderdale, Florida 33301 and Crosset Company an Ohio corporation (hereinafter called "Distributor") whose address is 10295 Toebben Drive, Independence, Kentucky 41051.

WHEREAS, Supplier is the owner or exclusive U.S. licensee, with authority to sublicense, the trademarks as listed on Exhibit A hereto, and all service marks, designs, logos, trade names, advertising, commercial symbols and slogans used in connection with Products (as defined below) (collectively or separately, the "Trademarks") for non¬alcoholic beverages and concentrates used in the manufacture thereof; and

WHEREAS, Supplier is engaged in the business of selling beverages and concentrates bearing one or more of the Trademarks, hereinafter called "Products" or "the Products" in various product forms, as set forth on Exhibit B hereto and such other forms as the parties may agree from time to time; and

WHEREAS, Distributor is engaged in the business of manufacturing, selling and distributing beverages; and

WHEREAS, Supplier and Distributor hereby propose that Supplier license the Trademarks to Distributor, and Supplier sell the Products to Distributor for Distributor's resale and distribution in the Territory specified below; and

NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, Supplier and Distributor agree as follows:

1. Appointment.

1.1 Territory. The Company hereby appoints the Distributor as its exclusive distributor for the Products in the Territory, having the exclusive right to sell and distribute the Products in the Territory as set forth in Exhibit C. Distributor hereby accepts such appointment as the Company's exclusive distributor of the Products in the Territory subject to the terms and conditions set forth herein.

1.2 Exclusivity. Except as set forth in paragraph 3(c), during the term of this Agreement, the Company agrees that it shall not, directly or indirectly, appoint any other distributor for Products in the Territory or sell any Products in the Territory for the Company's own account or the account of any affiliate, parent or subsidiary of the Company.

1.3 Business of Distributor. The parties acknowledge that the Distributor may sell products other than the Products, both within and outside the Territory.

1.4 Trademarks. The Company hereby grants to the Distributor the nonexclusive, nonassignable, nontransferable right to use the Company's trademarks, trade names and trade dress described in the attached Exhibit A solely in connection with the distribution, marketing, and sale of the Products in the Territory. The Trademarks will remain the Company's sole and exclusive property.

2. TERM AND PRICING

This Agreement will become effective upon execution of this Agreement by each of the parties hereto, and will remain in effect for a period of time as set forth in Exhibit D (the "Term") unless earlier terminated as provided in Paragraph 8. At the end of the initial Term, this Agreement shall renew on the mutual consent of the parties for an additional term equal to one half the time period of the Term (a "Successive Term").

Attached hereto and marked Exhibit E is the current pricing schedule for the Products; Supplier may in its sole and absolute discretion on 60 days notice to Distributor change the pricing schedule for the products.

3. Supplier's Obligations.

a. Supplier hereby licenses the Trademarks and other Intellectual Property to Distributor for use on and in connection with the advertising, promotion, sale and distribution of the Products.

b. Supplier shall not increase its prices for Products without giving Distributor at least 60 days' advance written notice.

c. Supplier hereby sets aside an exclusive area described in the schedule attached hereto as Exhibit "C" (the "Territory") in which no person or entity other than Distributor will distribute, sell or promote the Products. However, Supplier retains the exclusive right to sell to national chains which require to conduct business "warehouse delivered." This includes, but is not limited to, national chains such as: Wholefoods; GNC; Starbucks; Vitamin Shoppe; Kroger; Marsh Markets; Target; Trader Joes, etc.

d. Supplier shall create and make available to Distributor advertising and promotion materials for the Products in an amount, form, and upon terms established by Supplier.

e. Supplier shall pay or credit to Distributor's account, when due, not less frequently than monthly, all credits, discounts, allowances, incentive payments, bill backs or other reimbursements due Distributor pursuant to any program to which Supplier and Distributor may agree in writing.

f. Supplier shall replace all the Products delivered to Distributor which do not meet the quality standards as established by the Supplier at Supplier's cost, including transportation between Supplier and Distributor, or a credit to Distributor's account shall be allowed, at Supplier's sole option.

4. Distributor's Obligations

a. The Distributor shall supply the Products to customers in the Territory in accordance with the terms of this Agreement.

b. The Distributor shall develop and execute marketing programs promoting the Products in the Territory.

c. The Distributor shall maintain a business organization and equipment reasonably sufficient to market and distribute the Products in the Territory.

d. The Distributor shall maintain inventory quantities reasonably sufficient to fill the orders of its retail customers, but in no event will the Distributor be required to maintain an inventory quantity on any SKU of more than 30 days.

e. The Distributor shall maintain warehouse space in good condition and of sufficient capacity for packages and sizes of the Products to meet the demand of customers and to meet all Federal, state and local laws and regulations.

f. The Distributor will notify the Company promptly after becoming aware of any infringement of any of the Trademarks. The Distributor will reasonably assist the Company (at the Company's expense) in any action or proceedings that the Company may institute as the result of such infringement.

g. The Distributor will refrain from removing the Trademarks from Products, from using the Trademarks on any other product except the Products, and from using the Trademarks in the Distributor's corporate or business names without the Company's prior approval.

h. The Distributor will not sell or solicit the sale of Products to customers located outside the Territory, nor to any customer within the Territory if the Distributor reasonably believes such customer will sell the Products for resale outside the Territory.

i. The Distributor shall hold in confidence any information supplied by the Company to the Distributor that is expressly designated as confidential and shall not divulge the same to any other person, firm or corporation without the prior written permission of the Company. The Distributor shall use its best efforts to maintain the confidentiality of the Company's confidential information. The obligations of the Distributor to maintain the confidentiality of the Company's confidential information shall survive the termination of this Agreement.

j. Distributor shall pay Supplier for Product and any other items sold by Supplier to Distributor in accordance with the written prices and terms of sale as established by the Supplier. Attached hereto and marked Exhibit F is the current pricing schedule for the Products. The pricing schedule may be amended by from time to time during the Term at the sole discretion of the Company.

k. Distributor shall comply with all laws, rules, regulations, requirements, orders and ordinances now in effect or which may hereafter be enacted or promulgated applicable to its operations or relating to the subject matter of this Agreement.

l. Distributor shall cooperate in maintaining and submitting to Supplier at regular intervals, but not less than monthly sales, marketing and similar reports relating to Product in a mutually agreed form; provided that Distributor shall not be required to provide any customer-level or account-level information.

m. Distributor warrants and represents that it has full authority to enter into this Agreement and that by executing this Agreement; the Agreement represents the binding obligations of the Seller.

5. Supplier Representations.

Supplier represents and warrants that:

(i) the Products (A) shall be pure and wholesome, fit for human consumption, merchantable and free from all defects, (B) shall, in all instances, comply with all Federal, state or local laws and regulations, in all respects, including without limitation, beverage quality, labeling, identity, quantity, packaging, and returnable container or deposit requirements; (C) shall not be adulterated and misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, and shall not be an article or articles which may not, under the provisions of said Act, be introduced into interstate commerce; (D) shall not be adulterated or misbranded within the meaning of the Federal Insecticide, Fungicide, and Rodenticide Act, the Federal Hazardous Substances Act, or any applicable state pure foods act or any other applicable Federal, state, or local law or regulation; and (E) when delivered to Distributor, shall have a remaining shelf life of not less than 24 months, with the production date marked on the outside of all beverage containers.

(ii) Supplier is the owner or exclusive U.S. licensee of the Trademarks used in connection with the Products, and Supplier has the right to license the Trademarks to Distributor throughout the term or this Agreement, and that Distributor's use of the Trademarks will not infringe or violate the rights of any third party; and

(iii) Supplier has full authority to enter into this Agreement and is not under any obligation, written or otherwise, to any other party which would prevent Supplier from complying with all the terms and conditions of this Agreement.

6. Trademarks.

a. Distributor shall notify Supplier promptly upon discovery of any use of any mark, trade name or trademark similar to any of the Trademarks. Supplier shall not be required to take any action with respect to any infringement, but Distributor shall join with Supplier, when requested by Supplier, in any proceeding or litigation or other action for the protection of the Trademarks and the goodwill associated therewith. All costs and expenses of such litigation or action shall be borne by Supplier.

b. If Supplier does not take legal action against an infringement, Distributor may do so in its own name and/or that of Supplier, provided that Distributor bears all costs and expenses of such action. In that event, Distributor shall be entitled to any and all proceeds of such action.

c. Nothing contained in this Agreement shall be construed to vest in Distributor any right, title or interest in or to any of the Trademarks other than the rights and license expressly granted herein.

7. Indemnification and Insurance.

a. Distributor shall indemnify and save harmless Supplier from and against all losses, claims, damages or other costs of any nature or kind whatsoever arising directly or indirectly out of or relating to any allegation of: (i) the breach of any warranty, representation or agreement made by Distributor in this Agreement; (ii) the negligence or intentional misconduct, misfeasance or nonfeasance of Distributor, its officers, employees, agents, servants or contractors; (iii) any quality or condition of or inherent defect introduced into the Products as a consequence of the improper storage, warehousing, distribution or sale by Distributor of Products; or (iv) the conduct of Distributor's business (including the use of promotional materials and packaging not designed, manufactured or approved by the Supplier). Such indemnity shall include, but not be limited to, reasonable expenses, attorneys' fees, court costs and other expenses of investigation, litigation and settlement of any such claim. Supplier shall provide Distributor prompt written notice of receipt of any such claim and shall not settle any such claim without the prior knowledge and written consent of Distributor, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, upon written notice to Supplier that Distributor has assumed the defense of any legal action or proceeding, Distributor shall not be liable to Supplier for any legal or other expenses subsequently incurred by Supplier in connection with the defense thereof, except in the event of a conflict of interest or other matter that prevents counsel for Distributor from fully and zealously representing the interests of both Supplier and Distributor.

b. Supplier shall indemnify and save harmless Distributor from and against all losses, claims, damages or other costs of any nature or kind whatsoever arising directly or indirectly out of or relating to any allegation of: (i) the breach of any warranty, representation or agreement made by Supplier in this Agreement; (ii) Distributor's use of the Trademarks in the Territory; (iii) the negligence or intentional misconduct, misfeasance or nonfeasance of Supplier, its officers, employees, agents, servants or contractors; (iv) any quality or condition of or inherent defect in the Products supplied by Supplier, including but not limited to any imperfection, contamination or substandard quality, production, packaging, processing, storage or transportation or other condition relating to the Products at or before the time they were received by Distributor; (v) any wrongful, false or misleading claim, advertising or representation by Supplier or by any agent or representative of Supplier regarding the Products; (vi) any third party that such person or entity has any right, claim or color of right granted or allowed by Supplier to purchase, sell, market or distribute Products in the Territory; or (vii) the conduct of Supplier's business (including the promotional materials and packaging designed, manufactured or approved by the Supplier). Such indemnity shall include, but not be limited to, reasonable expenses, attorneys' fees, court costs and other expenses of investigation, litigation and settlement of any such claim. Distributor shall provide Supplier prompt written notice of receipt of any such claim and shall not settle any such claim without the prior knowledge and written consent of Supplier, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, upon written notice to Distributor that Supplier has assumed the defense of any legal action or proceeding, Supplier shall not be liable to Distributor for any legal or other expenses subsequently incurred by Distributor in connection with the defense thereof, except in the event of a conflict of interest or other matter that prevents counsel for Supplier from fully and zealously representing the interests of both Supplier and Distributor.

c. Notwithstanding the foregoing, to the extent that any claim that would otherwise be subject to indemnification pursuant to Paragraph 7.a. is traceable in whole or in part to:

i.	any ingredient supplied by Supplier;

ii.	Any act or failure required or approved by Supplier; and/or

iii.	Any matter subject to indemnification by Supplier under Paragraph 7.b.

then Supplier shall pay the percentage of all costs, fees, damages, judgments and decrees allocable to such ingredient, act, failure or matter, and Distributor shall pay only for the percentage of the costs, fees, damages, judgments and/or decrees allocable to Distributor's own acts or failure to act.

d. During the term of this Agreement, each party shall secure, pay for and maintain in full force and effect comprehensive general liability insurance (including contractual liability and with product liability coverage respecting the Products) in an amount of not less than $3 million in the aggregate and $1 million per occurrence. Such insurance maintained by each party shall name the other party as additional insured. Each party shall furnish to the other annually a certificate confirming such coverage.

8. Termination.

a. Supplier may terminate this Agreement if Distributor does not correct, as provided in this Paragraph 8b., any failure, other than a failure resulting from events of Force Majeure, to fulfill any of its obligations pursuant to this Agreement, after receiving written notice from Supplier identifying the alleged failure and stating that Supplier intends to terminate this Agreement if such failure is not cured. Distributor shall have sixty days after receipt of such notice to effect a cure of any default, provided, however, that if any such default cannot be cured within sixty days of said notice, Distributor shall be deemed to have cured the default if Distributor commences to cure the default within such sixty day period and proceeds thereafter to complete the cure within the period in which such cure can be completed; and provided further that if a default is of a nature that cannot be cured, Distributor shall be deemed to have cured such default if it establishes procedures to prevent a recurrence of the same type of default. Upon a failure by Distributor to cure a default, Supplier may at its sole option terminate this Agreement by written notice to the Distributor after which time the Distributor shall have no further rights to offer or sell the Products in the Territory.

b. In addition to any other grounds for termination set forth herein, this Agreement may also be terminated by Supplier in the event of:

i. Distributor's failure to purchase the minimum required Product as set forth on Exhibit F for a period of more than thirty days, excluding delays caused by Force Majeure as defined herein;

ii. Any insolvency of Distributor or any assignment by Distributor for the benefit of creditors; or the filing of a voluntary bankruptcy or reorganization petition by Distributor or the failure of Distributor to vacate an involuntary bankruptcy or reorganization petition filed against Distributor within sixty (60) days after the date of such filing, or the failure of Distributor to vacate the appointment of a receiver or trustee for the Distributor or any interest in the Distributor's business within sixty (60) days after such appointment.

iii. This Agreement may be terminated by Distributor without cause upon 60 days written notice to Company after which time the Distributor shall have no further rights in the Territory. Supplier may, after receipt of notice of termination from Distributor, in its sole and absolute discretion, accelerate the termination date to a period of no less than 30 days following receipt of the notice of termination.

iv. This Agreement may be terminated without cause by the Supplier on 60 days prior written notice to the Distributor. If terminated without cause, the Company shall be required to pay the Distributor a termination fee ("Termination Payment") as calculated below.

1. The Termination Payment shall be that amount which is equal to [***].

2. Supplier shall pay the Termination Payment to Distributor by bank or certified check within 60 days (60) days of the effective date of termination. If such payment is not timely paid and actually received the [***] then established by Citigroup, N.A., or if Citigroup, N.A. does not then exist a financial institution of like kind, until fully paid.

c. Upon termination of this Agreement for any reason, Distributor shall discontinue the use of the Trademark in Distributor's trade name, or in connection with advertising, sales and promotion materials, or otherwise, promptly after the disposition of its remaining inventory of Products. On or before the termination date, Distributor shall promptly provide Supplier with a detailed written inventory setting forth all Products and point-of-sale materials owned by and in the possession of Distributor which bear the Trademarks. Distributor shall then make available to Supplier at Distributor's warehouse or other facility, for the inspection by Supplier, all such Products and other materials. Following Supplier's receipt of such written inventory from Distributor and after a reasonable period of time within which Supplier may inspect such inventory, Supplier will itself promptly purchase or cause a third party to promptly purchase and take title to and possession of all such inventory and materials that are in good and merchantable condition and have a remaining shelf life that meets or exceeds industry standards, and are not otherwise obsolete or unusable. The price to be paid by Supplier shall be the purchase price paid for such inventory and materials, plus other costs incurred by Distributor related to the acquisition and receipt of such inventory and materials, such as freight and insurance charges and any excise taxes, so as to arrive at Distributor's cost of all such inventory and materials. Notwithstanding the foregoing, visi-coolers, venders and other cold equipment bearing Trademarks shall be retained by and remain the property of Distributor, but Distributor shall promptly remove such Trademarks from all such equipment.

d. This Agreement may be terminated at any time by mutual consent of the parties in writing effective as provided therein without payment of any Termination Fee.

e. If this Agreement is terminated as a result of Supplier's decision not to renew or as a result of any default by Seller which is not cured within any applicable curative period, then the Supplier, upon the request of the Distributor may repurchase from the Distributor, at the Distributor's cost, all of the Distributor's inventory obtained from the Supplier and then existing at the time of termination. Distributor shall pay a [***]. Distributor shall not be entitled to receive a Termination Fee if this Agreement is terminated pursuant to this paragraph 8(e).

9. The Distributor's Obligations Upon Termination.

Upon termination of this Agreement, the Distributor will:

a. Within five (5) business days, return to the Company at the Distributor's expense all advertising, promotional and sales materials in the Distributor's possession that were furnished by the Company without limitation, brochures, catalogs, price books, photographs, designs, drawings, and engineering and other data;

b. Promptly cease use of the Trademarks;

c. At its earliest opportunity, remove the Trademarks from the Distributor's vehicles and any of the Distributor's products, letterhead, business cards, and other promotional materials.

10. Recalls.

a. If:

(i) any government agency recommends or requires the recall of any of the products or packaging; or

(ii) either Supplier or Distributor determines that any the Products or packaging should be recalled or should be withdrawn from distribution and sale;

Based upon a determination that such Products or packaging are not fit for human consumption, are contaminated, constitute a health hazard, are of substandard quality or are otherwise not saleable, then Supplier and Distributor shall coordinate the immediate cessation of sale and distribution and/or the recall or withdrawal as necessary of all such Products or packaging from the Territory. If necessary or advisable, Distributor and Supplier shall cooperate to recall and/or reacquire the applicable Products or packaging from any purchaser thereof

b. If the problem at issue was not caused by Distributor, then Supplier shall pay the costs and expenses associated with any such recall, and Supplier shall indemnify Distributor for (i) its cost of all unsold recalled Products and packaging and the cost of returning such Products and packaging to Supplier or destroying them, as Supplier may elect at Supplier's sole option; and (ii) its reasonable costs and expenses associated with such recall, which costs may include but are not limited to credits, refunds, or other payments by Distributor to its customers in connection therewith. For purposes of this Agreement, "cost" shall include the cost (including invoice cost, insurance and freight) of all ingredients, supplies and materials and the cost of production for Products manufactured by Distributor, and the invoice cost, insurance and freight for packaging and Products purchased in finished form by Distributor.

c. If the problem at issue was caused by Distributor, then Distributor shall pay the costs and expenses associated with any such recall, and Distributor shall indemnify Supplier for its reasonable costs and expenses associated with such recall.

11. Force Majeure.

Neither party shall have any liability to the other for any failure to perform its obligations under this Agreement by reason of events beyond its reasonable control, including but not limited to strikes, lockouts, labor disputes, floods, fires, war, terrorist acts or threats, hurricane, typhoon and other like extreme weather, earthquake, lightning, explosion, riots, disturbance, civil commotion, epidemics, embargoes, quotas, shortage of inventory due to crop failure, shortage of labor, delays in transportation, or government action, including but not limited to price controls, currency controls or detention of goods by authorities ("Force Majeure"); provided, however, that the parties shall perform their obligations to the maximum extent and as soon as reasonably practicable.

12. Notices:

Except for any notice required by law to be given in another manner, all notices required or permitted by this Agreement shall be given by any one or more of the following methods:

(i) by personal delivery with delivery charges prepaid; (ii) by overnight commercial courier such as Federal Express with delivery charges prepaid, or (iii) by certified mail return receipt requested, postage prepaid, as follows:

If to Supplier, then:

Theodore Farnsworth, President
Purple Beverage Company, Inc.
450 East Las Olas Blvd.
Suite 830
Ft. Lauderdale, Florida 33301

With Copy to:

Jeffrey Klein, Esq.
2600 North Military Trail Suite 270
Boca Raton, FL 33431

If to Distributor:

Tim Shepard
Crosset Company
10295 Toebben Drive
Independence, Kentucky 41051

13. Miscellaneous.

a. The subject headings of the sections, paragraphs and subparagraphs of this Agreement included for purposes of convenience only, and shall not affect the construction or interpretation of any of this Agreement's provisions.

b. This Agreement constitutes the entire agreement among the parties and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral of the parties hereto, relating to the transactions set forth in this Agreement. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing with signatures of all parties to this Agreement (or the authorized representative of the parties) witnessed and notarized. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing with signatures of all parties to this Agreement (or the authorized representative of the parties) witnessed and notarized.

c. There are no third party beneficiaries to this Agreement, and nothing in this Agreement Is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective heirs, executors, administrators, permitted successors and assigns and other legal representatives.

d. All of the terms, provisions and covenants of this Agreement shall be binding on, and shall inure to the benefit of, the parties to this Agreement and their respective heirs, executors, administrators, permitted successors and assigns and other legal representatives.

e. This Agreement shall not be assignable by any party hereto without the express prior written consent of all parties to this Agreement executed in writing with signatures of all parties to this Agreement (or the authorized representative of the parties) witnessed and notarized. Consent to any assignment can be withheld for any reason or no reason whatsoever. Any attempt at assignment in contravention hereof shall be null and void.

f. If any term(s), provision(s) or covenant(s) of this Agreement is/are held to be illegal, invalid, or unenforceable, then such term(s), provision(s) or covenant(s) shall be fully severed from this Agreement, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable term(s), provision(s) or covenant(s) had never comprised a part of this Agreement, and the remaining term(s), provision(s) or covenant(s) of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable term(s), provision(s) or covenant(s) or by its/their severance from this Agreement.

g. This Agreement shall be interpreted, enforced and governed by the laws of the State of Florida without regard to principals of conflict or choice of laws. Venue for any dispute, action, lawsuit or any proceeding whatsoever arising out of or in connection with this Agreement shall be heard in a federal or state court of appropriate subject matter jurisdiction located in Broward County, Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day first written above.

DISTRIBUTOR:		SUPPLIER

By:	/s/ Tim Shepard	By:	/s/ Theodore Farnsworth
	Tim Shepard		Theodore Farnsworth
	Its Director of Procurement		Its President

Date: 1-25-08		Date: 1-25-08

EXHIBIT "A"
Trademarks To Be Added

EXHIBIT "B"

Schedule of Authorized Product Forms

PRODUCT FORMS

Purple Antioxidant Juice

EXHIBIT "C"
TERRITORY DESCRIPTION

In the State of Kentucky and a 150 Mile Radius from the City of Independence: To include all Kroger Food stores presently being serviced by Distributor.

EXHIBIT "D"
TERM

The initial term of this Agreement shall be five (5) years commencing on the date of execution of this Agreement.

EXHIBIT "E"
PRICE LIST

PRODUCT	PRICE

Purple Antioxidant Dist Cost [***]	Retail Cost [***]
SRP [***]
Dist Credit [***]

On the opening order, [***], Distributor will receive [***].

EXHIBIT "F"
MINIMUM QUANTITY PURCHASES

PERIOD	MINIMUM PURCHASE
REQUIREMENT
Year 1	[***] Cases	[***] Cases/mo
Year 2	[***] Cases	[***] Cases/mo
Year 3	[***] Cases	[***] Cases/mo
Year 4	[***] Cases	[***] Cases/mo
Year 5	[***] Cases	[***] Cases/mo

[***]